Exhibit 10.14
KIMBERLY R. FRYE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this “Agreement”), is entered into this 22nd day of October, 2008, by and between KIMBERLY R. FRYE, whose address is 2413 Ralph Street #6, Houston, Texas 77006 (the “Executive”), KEY ENERGY SERVICES, INC., a Maryland corporation with executive offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010 (the “Parent”) and KEY ENERGY SHARED SERVICES, LLC, a Delaware limited liability company (the “Company”).
          Whereas, the Executive and the Company are parties to that Restated Employment Agreement dated as of August 1, 2007 (the “Original Employment Agreement”); and
          Whereas, the parties desire to amend and restate the Original Employment Agreement in order to reflect her July 19, 2008 promotion to the position of Senior Vice President and General Counsel, and to provide benefits commensurate with the office; and
          Whereas, the Executive is willing to serve as the Company’s Vice President and Secretary, and the Parent’s Senior Vice President and General Counsel, pursuant to the terms and conditions set forth herein;
          Now, Therefore, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:
     1. Employment; Term.
          (a) The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, as the Company’s Vice President and General Counsel, and the Parent’s Senior Vice President and General Counsel, effective July 19, 2008 (“Commencement Date”). The Executive shall have the responsibilities, duties and authority commensurate with her positions, including without limitation the general supervision and management of the Company’s Legal Department, its resources, objectives, policies and programs and such other responsibilities, duties, functions and authority as the Chief Executive Officer or, in certain circumstances, the Board shall from time to time designate that do not effect a material decrease in the responsibilities, importance, scope or dignity of the Executive’s position with the Company compared with those of such position as of the Commencement Date, subject, however, to the supervision of the Chief Executive Officer. The Executive will report to the Chief Executive Officer. Executive will, if appointed or elected, serve as an officer or director of the Company, the Parent, subsidiaries or affiliates (collectively, the “Key Companies”) and perform all duties incident to such offices.
          (b) Executive shall hold such positions with the Company and Parent hereunder until the close of business on January 1, 2010, unless sooner terminated in accordance with Section 5, and at the close of business on each anniversary of such date, commencing with January 1, 2010, the term of the Executive’s employment hereunder shall be automatically extended for twelve

(12) months (unless sooner terminated in accordance with Section 5 hereof) unless either the Executive or the Company shall have given written notice (in each case, a “Non-Renewal Notice”) to the other that such automatic extension shall not occur, which Non-Renewal Notice shall have been given no later than ninety (90) days next preceding the relevant Anniversary Date. (The entire period of employment of Executive, until termination in accordance herewith, is referred to hereby as the “Employment Period”).
          (c) The Executive will devote her full time and her best efforts to the business and affairs of the Company and its Parent and subsidiaries; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive’s right to: (i) make investments in the securities of any publicly-owned corporation; or (ii) make any other investments with respect to which she is not obligated or required to, and to which she does not in fact, devote managerial efforts that interfere with her fulfillment of her duties hereunder; or (iii) to serve on boards of directors and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed. Reference is made to Section 7 hereof, which contains limitations on some of the above activities.
          (d) The principal location at which the Executive will substantially perform her duties will be the Company’s Houston, Texas offices, or as otherwise agreed between the Chief Executive Officer and Executive. If any agreed change in location would increase the Executive’s one-way commuting distance between her then-current principal residence and the offices to which she is assigned by 20 miles or more, the Company will pay to the Executive, and/or will reimburse the Executive for each of the following expenses and costs incurred in connection with the Executive’s relocation and will pay to the Executive the bonus specified in clause (vii) below: (i) the excess, if any, of (A) the Executive’s aggregate tax basis in her primary residence at the time of its sale over (B) the proceeds realized by the Executive from such sale net of ordinary and reasonable fees and expenses incurred in connection with such sale (other than such fees and expenses described in clause (ii) of this sentence), (ii) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of the Executive’s primary residence, (iii) ordinary and reasonable closing costs incurred in connection with the purchase of the Executive’s new primary residence in the vicinity of the new location at which the Executive is to render her services hereunder, (iv) ordinary and reasonable costs incurred to pack, transport, unpack, and insure the Executive’s household furnishings and effects to her new primary residence, (v) ordinary and reasonable fees for connecting utilities in her new primary residence, (vi) ordinary and reasonable costs for trips to look for a new residence as well as up to thirty (30) days of temporary housing, and (vii) a cash bonus calculated to pay all of the federal, state and local income and payroll taxes which the Executive will incur, if any, as a result of (A) the Company’s reimbursement of the preceding expenses and (B) the amount of such bonus (that is, a “gross-up” bonus). Each of the expenses or other items reimbursable under this Section 1(d) shall be reimbursed in a separate payment. It shall be a condition precedent to any payment pursuant to this Section 1(d) that Executive has been continuously employed by the Company through the date on which such payment is made.
Amended and Restated Employment Agreement
of Kimberly R. Frye

     2. Salary; Bonuses; Expenses.
          (a) During the Employment Period, the Company will pay base compensation to the Executive at the annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s existing payroll practices, but no less frequently than monthly. The Company will review the Base Salary on a yearly basis following the end of each fiscal year of the Company to determine if an increase is advisable, and the Base Salary may be increased (but not decreased) at the discretion of the Chief Executive Officer and the Compensation Committee (the “Compensation Committee”) of the Board, taking into account, among other factors, the Executive’s performance and the performance of the Company.
          (b) The Executive shall be eligible to participate in all of the Company’s cash performance compensation plans (collectively, the “Performance Cash Compensation Plans”) for the Company’s executives providing for the payment of cash bonuses or other cash incentives payable upon the achievement of goals set forth in the Company’s strategic plan as developed by the Compensation Committee after consultation with the Chief Executive Officer and the Executive, payable in accordance with the provisions thereof. The performance goals for the Performance Cash Compensation Plans will be based on objective criteria specified in good faith in advance by the Compensation Committee after consultation with the Chief Executive Officer and the Executive. The Executive shall also receive such bonuses other than pursuant to the Performance Cash Compensation Plans in such amounts and at such times as the Compensation Committee, after consultation with the Chief Executive Officer, in its discretion determines are appropriate to recognize extraordinary performance by the Executive. The Executive’s target bonus for each fiscal year will be one hundred percent (100%) of Base Salary.
          (c) The Executive shall be reimbursed by the Company for reasonable travel, lodging, meal, entertainment and other expenses incurred by her in connection with performing her services hereunder in accordance with the Company’s reimbursement policies from time to time in effect.
     3. Equity-Based Incentives. The Executive shall be eligible to participate in awards of stock options, restricted stock, stock appreciation rights, deferred stock and other equity-based incentives (collectively, “Equity-Based Incentives”), at the discretion of the Board or the Compensation Committee. Any performance goals for the grant of such Equity-Based Incentives will be based on objective criteria mutually negotiated and agreed upon in good faith in advance by the Board or the Compensation Committee after consultation with the Executive and the Chief Executive Officer.
Amended and Restated Employment Agreement
of Kimberly R. Frye

     4. Benefit Plans; Vacations.
          In connection with the Executive’s employment hereunder, she shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(f) hereof) to the following additional benefits:
          (a) At the Company’s expense, such fringe benefits as the Company may provide from time to time for its senior management, but in any case, at least the benefits described on Exhibit A hereto.
          (b) The Executive shall be entitled to no less than the number of vacation days in each fiscal year determined in accordance with the Company’s vacation policy as in effect from time to time, but not less than twenty (20) business days in any fiscal year (prorated in any fiscal year during which she is employed hereunder for less than the entire year in accordance with the number of days in such fiscal year in which she is so employed) and subject to the Company’s policies on carryovers. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior management.
          (c) Nothing herein contained shall preclude the Executive, to the extent she is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.
     5. Termination, Change in Control and Reassignment of Duties.
          (a) Termination by the Company. The Company shall have the right to terminate the Executive’s employment under this Agreement and the Employment Period for Cause (as defined below) at any time without obligation to make any further payments to the Executive hereunder except the compensation described in Section 5(g) hereof. Except as otherwise provided in Section 5(b) hereof, which Section shall apply in the event the Executive becomes unable to perform her obligations hereunder by reason of Disability (as defined below), the Company shall have the right to terminate the Executive’s employment hereunder and the Employment Period for any reason other than for Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(b) hereof) only upon at least ninety (90) days prior written notice to her (provided that, in the event the Company gives the Executive a Non-Renewal Notice pursuant to Section 1(b) hereof, only the 90-day notice period therein provided shall be required). In the event the Company terminates the Executive’s employment hereunder for any reason other than for Disability or Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(b) hereof), then for the purpose of effecting a transition during the ninety (90) day notice period of the Executive’s management functions from the Executive to another person or persons, during such period the Company may reassign the Executive’s duties hereunder to another person or other persons. Such reassignment shall not reduce the Company’s obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to her during the remainder of her employment and, if applicable, following the termination of employment.
Amended and Restated Employment Agreement
of Kimberly R. Frye

Notwithstanding a notice of termination that does not, when made, specify Cause, the Company may, during the 90 day notice period (the “Cause Review Period”), convert the termination to a Cause termination, subject to the procedural safeguards specified in the next paragraph.
          As used in this Agreement, the term “Cause” shall mean (i) the failure by the Executive to substantially perform the major functions of her position in a satisfactory manner (other than (A) any such failure resulting from her incapacity due to physical or mental illness or physical injury or (B) any such actual or anticipated failure after the issuance of a notice of termination by the Executive for Good Reason (as defined below)), after a written demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed her duties; or (ii) the engaging by the Executive in misconduct that is, or is reasonably likely to be, materially injurious to the Company, monetarily or otherwise; or (iii) the Executive’s conviction or plea of guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to her employment, to any misdemeanor (other than a traffic violation) or, with respect to her employment, knowing violation of any federal or state securities or tax laws; or (iv) willful violation of the Key Energy Services, Inc. Amended and Restated Policy Regarding Acquisition, Ownership and Disposition of Company Securities or the Code of Business Conduct, as same may be amended from time to time. Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated for Cause unless (A) reasonable notice shall have been given to her setting forth in detail the reasons for the Company’s intention to terminate for Cause, and if such termination is pursuant to clause (i) or (ii) above and any damage to the Company is curable, only if Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions and otherwise cure such damage, and she has not done so (provided that only one such period needs to be provided in any period of three (3) consecutive months); (B) an opportunity shall have been provided for the Executive to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (ii) above, delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive, if applicable) she was guilty of conduct set forth in clause (i) or (ii) above.
          (b) Termination upon Disability and Temporary Reassignment of Duties Due to Disability; Termination upon Death
               (i) If the Executive becomes totally and permanently disabled during the Employment Period so that she is unable to perform her obligations hereunder by reasons involving physical or mental illness or physical injury for an aggregate of ninety (90) days (whether or not consecutive) during any period of twelve (12) consecutive months during the Employment Period (“Disability”), then the Executive’s employment hereunder and the Employment Period may be terminated by the Company within sixty (60) days after the expiration of such ninety (90) day period (whether or not consisting of consecutive days), such termination to be effective ten (10) days after written notice to the Executive. In the event the Company shall give a notice of termination under this Section 5(b) (i), then the Company may reassign the Executive’s duties hereunder to another person or other persons. Such reassignment shall not reduce the Company’s obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him, during the remainder of her employment and, if applicable, following the termination of employment.
Amended and Restated Employment Agreement
of Kimberly R. Frye

               (ii) During any period that the Executive is totally disabled such that she is unable to perform her obligations hereunder by reason involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or her legal representative), the Company may reassign the Executive’s duties hereunder to another person or other persons, provided if the Executive shall again be able to perform her obligations hereunder prior to the Company’s termination of the Executive’s employment hereunder and the Employment Period in accordance with the terms of this Agreement, all such duties shall again be the Executive’s duties. The cost of any examination by such physician shall be borne by the Company. Notwithstanding the foregoing, if the Executive has been unable to perform her obligations hereunder by reasons involving physical or mental illness or physical injury for an aggregate of ninety (90) days (whether or not consecutive) during any period of twelve (12) consecutive months during the Employment Period, then a determination by a physician of disability will not be required prior to any such reassignment. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company’s obligation to make salary, bonus and other payments to the Executive and to provide other benefits to her under this Agreement during her employment or, if applicable, following a termination of employment.
               (iii) The Executive’s employment hereunder and the Employment Period shall automatically terminate immediately upon the death of the Executive.
          (c) Termination by Executive. The Executive’s employment hereunder and the Employment Period may be terminated by the Executive by giving written notice to the Company as follows: (i) at any time for any reason other than Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(b) hereof) by notice of at least ninety (90) days (provided that, in the event the Executive gives the Company a Non-Renewal Notice pursuant to Section 1(b) hereof, only the 90-day notice period therein provided shall be required); or (ii) at any time for Good Reason, provided that the Executive can only give a notice of resignation for Good Reason in connection with a “Change in Control” of the Parent (as defined in Exhibit B) beginning on the ninetieth (90th) day after the closing of the transaction or the event constituting a Change in Control. In the event of a termination by the Executive of her employment, the Company may reassign the Executive’s duties hereunder to another person or other persons.
     As used herein, “Good Reason” shall mean the continued existence from the date of the notice from the Executive referred to below until after the expiration of the Cure Period of any one or more of only the following circumstances or conditions:
               (i) A material diminution in the Executive’s Base Compensation, authority, duties or responsibilities,
               (ii) A material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the Executive report to another individual rather than to the Board of Directors of the Company),
Amended and Restated Employment Agreement
of Kimberly R. Frye

               (iii) A material diminution in the budget over which the Executive retains authority,
               (iv) A material change in the geographic location at which the Executive must perform the services required by this Agreement, provided, however, that no change in such geographic location will be considered material if Executive has received any reimbursement pursuant to Section 1(d) of this Agreement in connection with such relocation; or
               (v) Any other action or inaction by the Company that constitutes a material breach of this Agreement.
     The existence of any circumstance or condition shall not constitute Good Reason unless (i) the Executive provided notice to the Company of the existence of the circumstance or conditions within 90 days of the initial existence of such circumstance or condition, and (ii) the circumstance or condition continued to exist after the last day of the Cure Period. For purposes of this Section 5(c), the term “Cure Period” means the period of 30 consecutive days beginning on the date notice was given by the Executive of the existence of the circumstance or condition alleged to be Good Reason.
          (d) Severance Compensation.
               (i) Termination by Executive for Good Reason or By the Company for Non Renewal or Other than for Cause. In the event the Executive’s employment hereunder is terminated (A) by the Executive for Good Reason or (B) by the Company other than for Cause, for Disability, or upon Notice of Non-Renewal, the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to two (2) times her Base Salary at the rate in effect on the termination date, (but no less than the annual Base Salary specified in Section 2(a)) payable in twenty-four (24) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs. Each monthly installment payment required under this Section 5(d)(i) shall be payable on or about the first day of the month to which it relates, and the right to any series of separate installment payments under this Section 5(d)(i) shall at all times be a right to a series of separate payments under Treasury Reg. 1.409A-2(b)(2)(iii).
               (ii) Termination following Disability. In the event the Executive’s employment should be terminated by the Company as a result of Disability in accordance with Section 5(b) hereof, then the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to one (1) times her Base Salary at the rate in effect on the termination date, payable in twelve (12) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs, reduced by the amount of any employer-provided disability insurance proceeds actually paid to the Executive or for her benefit during such time period.
               (iii) Change in Control. If the Executive’s employment is terminated within one (1) year following a Change in Control of the Parent that is a “change in control event” as
Amended and Restated Employment Agreement
of Kimberly R. Frye

defined in Treas. Reg. §1.409A-3(i)(5) and the Executive is entitled to severance compensation pursuant to Section 5(d)(i) or 5(d)(ii) hereof as a result of such termination, the severance compensation otherwise payable to the Executive (A) shall be increased by an amount (the “Enhanced Severance Amount”) sufficient, when added to the amount payable under Section 5(d)(i) or 5(d)(ii) hereof, to cause the total amount payable as the result of such termination to equal three (3) times the Base Salary then in effect plus three (3) times the Executive’s annual target cash bonus as provided in Section 2 (b) above and (B) the Enhanced Severance Amount shall be payable in one lump sum on the effective date of such termination. In the event severance compensation becomes payable in a lump sum pursuant to this Section 5(d)(iii), and if the Executive’s employment is or has been terminated for Disability, such lump sum shall be reduced by a good faith estimate of the aggregate amount of any disability insurance proceeds which will be actually paid to the Executive or for her benefit (but only those proceeds from disability insurance provided by the Company to the Executive pursuant to Section 4(a) hereof) during the remaining period over which such severance would otherwise have been paid.
               (iv) Termination for Death. In the event of the Executive’s death during the Employment Period, the Executive’s estate shall not be entitled to any severance compensation.
               (v) Termination by Executive other than for Good Reason or by Company for Cause. In the event of the Executive’s termination by resignation under Section 5(c)(i) (i.e., other than for Good Reason) or by the Company for Cause, the Executive shall not be entitled to any severance under Section 5(d) or otherwise, any continued benefits under Section 5(f) (other than as required by statute), or any accrued compensation under Section 5(g)(iii) (for prior year bonuses, to the extent specified in that clause). Under the foregoing situations, the treatment of equity incentives shall be as specified in Section 5(e)(ii), and the Executive shall receive the accrued compensation described in Section 5(g).
               (vi) Release. Executive agrees that except in the case of a termination resulting from Executive’s death, all payments under Section 5 (d), (e), (f), and (g)(iii) and Section 6 are conditioned on the Executive’s prior execution and non-revocation of a full release of the Company and its officers, employees, affiliates and agreements for all claims relating to her employment, compensation, and termination and such other matters as the Company reasonably requests on termination, in a form provided by the Company, which execution shall not occur earlier than the day after termination of the Executive’s employment and not later than 60 days following delivery by the Company to the Executive of the form for such release; provided, however, that if no form for such release is delivered to the Executive within seven (7) days of the termination of Executive’s employment, this Agreement shall be applied without regard to this Section 5(d)(vi); and provided further, however, that any Release previously executed under this Section 5(d)(vi) will be null and void if the Company reaches a determination of Cause within the Cause Review Period. If any amount is payable under this Section 5 because of a separation from service that is not an “involuntary separation from service” as defined in Treas. Reg. § 1.409A-1(n)(1) or a separation from service which, pursuant to Treas. Reg. § 1.409A-1(n)(2) is entitled to treatment as an “involuntary separation from service” as so defined, and if a form of release is delivered by the Company to the Executive within seven (7) days of such separation from service, then any other provision of this Agreement to the contrary notwithstanding, any such amount shall not be payable until the sixtieth day after the date of such separation from service.
Amended and Restated Employment Agreement
of Kimberly R. Frye

               (vii) For purposes of this Agreement, Executive’s employment will not be considered to have terminated unless, as a result of a termination, Executive has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.” The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).
          (e) Effect of Termination or Change in Control upon Equity-Based Incentives.
               (i) In the event the Executive’s employment hereunder is terminated by the Company for any reason other than for Cause or Disability (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(b) hereof), or in the event the Executive should terminate her employment for Good Reason, then any Equity-Based Incentives held by the Executive which have not vested prior to the effective date of such termination shall immediately vest and shall remain exercisable until the earlier to occur of (x) the first anniversary of the effective date of such termination and (y) the final stated expiration date of the Equity-Based Incentive. In addition, in the event of such a termination, any Equity-Based Incentives held by the Executive which have vested prior to the effective date of such termination shall remain exercisable until the earlier to occur of (x) the first anniversary of the effective date of such termination and (y) the final stated expiration date of the Equity-Based Incentive.
               (ii) In the event the Executive’s employment hereunder is terminated by the Company for Cause or is terminated by the Executive other than for Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(b) hereof), then effective upon the date such termination is effective, any Equity-Based Incentives which have not vested prior to the effective date of such termination shall be forfeited. Any Equity-Based Incentives held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination shall remain subject to the terms and provisions of the plan and/or the agreement under which they were awarded.
               (iii) In the event of the Executive’s death while employed by the Company or in the event that the Executive’s employment should terminate as a result of Disability, then any Equity-Based Incentives held by the Executive which have not vested prior to the effective date of such termination shall immediately vest and shall also remain exercisable until the earlier to occur of (x) the first anniversary of the death of the Executive or the effective date of such termination and (y) the final stated expiration date of the Equity-Based Incentives. In addition, in the event of such death or such a termination, any Equity-Based Incentives held by the Executive which have vested prior to the effective date of such death or termination shall remain exercisable until the earlier to occur of (x) the first anniversary of the effective date of such death or termination and (y) the final stated expiration date of the Equity-Based Incentives.
Amended and Restated Employment Agreement
of Kimberly R. Frye

               (iv) In the event of a conflict between the preceding terms and provisions of this Section 5(e) and any other terms and provisions governing any Equity-Based Incentives held (now or in the future) by the Executive (including without limitation the terms and provisions contained in the agreements and/or plans pursuant to which such Equity-Based Incentives were (or will in the future be) granted), the preceding terms and provisions of this Section 5(e) shall control; provided, however, that, if an Equity-Based Incentive does not by its terms require any exercise, no requirement of exercise shall be implied from the preceding terms and provisions of this Section 5(e).
               (v) Anything to the contrary in this Agreement notwithstanding, the final stated expiration date of an Equity Based Incentive shall not be extended beyond the tenth anniversary of the date on which such Equity-Based Incentive was granted.
          (f) Continuation of Benefits.
               (i) Subject to Section 5(f)(ii) hereof, in the event that Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company for Disability or other than for Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(b) hereof) and not as a result of the death of the Executive, the Executive shall continue to be entitled, at the Company’s expense, to the post-employment benefits under Section 4, if any, that such benefits provide under their terms for a period of time following the termination date ending on the first to occur of (I) the second anniversary of the termination date, (II) the last date of eligibility under the applicable benefits or (III) the date on which the Executive commences full-time employment with another employer. The Company will pay the premiums for COBRA health coverage for Executive and her covered family members for the period COBRA provides. At such time as the Company is no longer required to provide the Executive with life and/or disability insurance, as the case may be, the Executive shall be entitled, at the Executive’s expense, to convert such life and disability insurance, as the case may be, into individually owned policies, except if and to the extent such conversion is not available from the provider of such insurance.
               (ii) In the event the Executive’s employment hereunder is terminated by the Company within one (1) year of a Change in Control (other than a termination because of the Executive’s death) or is terminated by the Company other than for Cause in anticipation of a Change in Control, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(f)(i) above, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the second anniversary of the termination date, which amount shall be paid in one lump sum on the date of such termination.
               (iii) In the event the Executive’s employment hereunder is terminated by reason of death, the Executive’s spouse and her dependents shall be entitled at the Company’s expense to continued health coverage under COBRA under the Company’s group medical and dental plans applicable to executives (with the Company’s payment of premiums lasting for a period of twenty-four months or such shorter period as COBRA provides because of replacement coverage).
Amended and Restated Employment Agreement
of Kimberly R. Frye

          (g) Accrued Compensation. In the event of any termination of the Executive’s employment for any reason, the Executive (or her estate) shall be paid (i) any unpaid portion of her Base Salary through the effective termination date, (ii) for any accrued but unused vacation (payable in an amount equal to the Base Salary divided by 255 and multiplied by the number of accrued but unused vacation days), (iii) any prior fiscal year bonus earned, but not paid (unless Executive resigns without Good Reason or is terminated for Cause), (iv) any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid, including without limitation any sums due under Sections 2(c), 2(d), and 4(c) hereof, and (v) any Gross-Up Payment which may become due under the terms of Section 6 hereof. Such amounts shall be paid within ten (10) days of the termination date.
          (h) Director/Officer Resignations. If the Executive’s employment hereunder shall be terminated by her or by the Company in accordance with the terms set forth herein, then effective upon the date such termination is effective, she will be deemed to have resigned from all positions as an officer and director of the Company, the Parent, and of any of its Subsidiaries, except as the parties may otherwise agree.
     6. Certain Tax Consequences.
          (a) Tax Consequences under Section 280G.
               (i) Whether or not the Executive becomes entitled to the payments and benefits described in this Section 6, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Parent, as defined in section 280G of the Code (a “Statutory Change in Control”), or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the “Severance Benefits ”) will be subject to any excise tax (the “Excise Tax”) imposed under section 4999 of the Code after giving effect to Section 6(a)(iii)(B), the Company shall pay to the Executive an additional amount equal to the Excise Tax, plus any amount necessary to “gross up” the Executive for additional taxes resulting from the payments to the Executive by the Company under this Section 6(a) (the “Excise Tax Payment”). Each Excise Tax Payment shall be made not less than five (5) business days prior to the due date for payment of the Excise Tax.
               (ii) Notwithstanding the foregoing, if it shall be determined that the Executive would be entitled to an Excise Tax Payment, but that if the Severance Benefits could be reduced by an amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Benefits”) and the Reduced Benefits would not be less than ninety percent (90%) of the Severance Benefits before such reduction, then no Excise Tax Payment shall be made to the Executive and the Severance Benefits, in the aggregate, shall be reduced to the Reduced Benefits. To determine the Reduced Benefits, payments shall be reduced in the following order (1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or Bonus, (3) any other cash amounts payable to the Executive, (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above,
Amended and Restated Employment Agreement
of Kimberly R. Frye

unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.
               (iii) For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:
                    (A) all of the Severance Benefits shall be treated as “parachute payments” within the meaning of Code section 280G(b)(2) if the aggregate present value (determined as provided in Code Section 280G(d)(4)) of such Severance Benefits equals or exceeds three times the Executive’s “Base Amount” (within the meaning of Code Section 280G(b)(3)), and all “excess parachute payments” within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless the Executive receives a written opinion from a nationally recognized law or accounting firm (“280G Advisers”) selected by the Compensation Committee or the Board, and reasonably acceptable to the Executive, that such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the “Base Amount” as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and
                    (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by a certified public accountant or appraisal company of recognized national standing forming part of or selected by 280G Adviser and reasonably acceptable to the Executive, in accordance with the principles of Code section 280G(d)(3) and (4).
               (iv) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the “Reduced Excise Tax”), an amount (the “Gross-Up Repayment”) equal to the sum of (A) the difference of the Excise Tax Payment and the Reduced Excise Tax plus (B) an amount representing the difference between (1) the amount paid by the Company to the Executive to “gross up” the Executive for taxes on payments made by the Company to the Executive in respect of the Excise Tax and (2) the amount which should have been paid to the Executive by the Company to “gross up” the Executive for taxes on payments made by the Company to the Executive in respect of the Reduced Excise Tax; provided, however, that in no event shall the Gross-Up Repayment exceed the actual aggregate cash refunds of, or cash reductions in, taxes paid by the Executive by virtue of paying the Gross-Up Repayment; and provided, further, that if such refunds or reductions are realized from time to time, the Executive shall make a repayment to the Company at the time of each such realization equal to the excess of the Gross-Up Repayment due after giving effect to such realization over the Gross-Up Repayment due immediately prior to giving effect to such realization. The Executive shall (1) take such actions with respect to taxes and tax returns as the Company may from time to time request in order to obtain such refunds and reductions, including, without limitation, by taking positions on tax returns and filing amended tax returns, (2) provide the Company with copies of all tax returns filed by the Executive which reflect such refunds or reductions or are otherwise requested by the Company in order to determine the Executive’s compliance with the immediately preceding clause (1), (3) permit the Company to participate in any proceedings relating to such refunds and reductions and (4) take all such other
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actions as may be reasonably requested by the Company from time to time in connection with the realization of such refunds or reductions, including, without limitation, borrowing money from the Company (on terms and conditions reasonably satisfactory to the Executive and the Company, including, without limitation, having the Company make the Executive whole, on an after-tax basis, for any interest costs) so that the payments made from time to time by the Executive to the Company hereunder maximize (to the extent reasonably possible) such refunds and reductions, the aggregate amount of such payments by the Executive not to exceed the Gross-Up Repayment (computed without regard to the provisos to the first sentence of this Section 6(a)(iv)); provided, however, that the Company shall bear and directly pay, or shall promptly reimburse the Executive for, all costs and expenses (including any additional penalties and interest) incurred by the Executive in connection with any actions taken or omitted by the Executive in accordance with instructions from the Company pursuant to this sentence, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including any additional penalties and interest) imposed as a result of the Company’s payment of such costs and expenses. In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax Payment in respect of such excess (together with any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess if finally determined, plus any additional taxes resulting from the payment to the Executive by the Company for such excess and the interest and penalties thereon. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.
               (v) The Executive shall give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that she owes Excise Tax on any Severance Benefit. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim, and shall, to the extent Executive has or may reasonably obtain such information, apprise the Company of the amount of such Excise Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Excise Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the amount of the Excise Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Excise Tax. In the event there is a contest with any taxing authority regarding the amount of the Excise Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on (x) the Excise Tax Payment (including any interest and penalties with respect thereto) and (y) the Company’s payment of the Executive’s costs and expenses hereunder.
          (b) Tax Consequences Under Section 409A
               (i) In the event that any amount arising from this Agreement is includable in Executive’s gross income for a taxable year of the Executive under Section 409A of the Internal
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Revenue Code as the result of the terms of this Agreement and/or the administration of those terms (“the Included Amount”), and a 20% additional tax is owed under Section 409A, then the Company shall pay to the Executive an amount equal to the 20% additional tax imposed under Section 409A on the Included Amount, together with any underpayment penalties and interest (the “Additional Tax”) resulting from the inclusion of the additional amount. The Company also will pay the Executive an additional amount necessary to “gross up” the Executive for additional income taxes on the Additional Tax payment.
               (ii) The payments required by this Section 6(b) will be made on the earlier of (a) the thirtieth day following the date on which it is finally determined by a court or administrative agency that the Included Amount was includible in Executive’s income as the result of the application of Section 409A(a)(1)(B) to the Included Amount; or (b) the last day of the Executive’s taxable year next following the taxable year in which the Executive remitted the taxes due as the result of the application of Section 409A(a)(1)(B) to the Included Amount.
               (iii) It shall be a condition precedent to the Company’s obligations under this Section 6(b) that the Executive (a) has given the Company written notice of any determination by the Executive, or any claim by any taxing authority, that she owes Additional Tax as the result of the inclusion of the Included Amount; (b) that such notice was given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim; (c) that such notice shall, to the extent Executive has or may reasonably obtain such information, apprise the Company of the amount of such Additional Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Additional Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the inclusion of the Included Amount and/or the amount of the Additional Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Additional Tax, and it shall be a further condition precedent to the Company’s obligations hereunder that the Executive will take all reasonable steps requested by the Company to contest the inclusion of the Included Amount and/or the amount of the Additional Tax resulting from such inclusion, provided that in the event there is a contest with any taxing authority regarding the inclusion and/or the amount of the Additional Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on the Additional Tax (including any interest and penalties with respect thereto) and the Company’s payment of the Executive’s costs and expenses hereunder.
     7. Limitation on Competition.
               The Executive acknowledges that she has immediate and continuing access to the financial and other confidential information of the Company. As an agreement ancillary to the receipt of such information and the other undertakings in this Agreement, the Executive covenants as follows:
Amended and Restated Employment Agreement
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               During the Employment Period, and for such period thereafter (A) as the Executive is entitled to receive severance compensation under this Agreement, or (B) in the event payment of Enhanced Severance compensation is paid, for a period of three (3) years following the end of the Employment Period, or (C) in the event the Executive’s employment is terminated by the Company for Cause or the Executive terminates her employment for any reason other than Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(b) hereof), for a period of twelve months following the Employment Period:
               (a) the Executive shall not, directly or indirectly, without the Company’s prior written consent, participate or engage in, whether as a director, officer, employee, advisor, consultant, investor, lender, stockholder, partner, joint venturer, owner or in any other capacity, any Competitive Business (as defined below) conducted in any Competitive Market Area (as defined below); provided, however, that the Executive shall not be deemed to be participating or engaging in any such business (i) solely by virtue of her ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market or (ii) her engaging in the practice of law, either at a law firm or with another entity (so long as she satisfies her professional obligations to keep and not use the confidences and Confidential Information of the Company and its affiliates (the “Key Companies”) and so long as her employment does not include non-legal duties that are likely to assist a Competitive Business in competing with the Key Companies);
               (b) the Executive shall not, without the Company’s prior written consent, (i) solicit (other than by way of generalized employment advertising undertaken in the ordinary course of business) the service of or employ any employee of the Key Companies for the Executive’s own benefit or for the benefit of any person or entity other than the Key Companies, (ii) induce any such employee to leave employment with the Key Companies, or (iii) employ or cause any other person or entity other than the Key Companies to employ any former employee of the Key Companies whose termination of employment with the Key Companies occurred less than six (6) months prior to such employment by the Executive or such other person or entity; and
               (c) the Executive shall not, without the Company’s prior written consent, (i) induce or attempt to induce any customer, supplier or contractor of the Company to terminate or breach any agreement or arrangement with the Key Companies or otherwise to cease doing business with the Key Companies, or (ii) induce or attempt to induce any customer, supplier or contractor of the Key Companies (including any prospective customer, supplier or contractor which the Key Companies is actively pursuing prior to the Executive’s termination of employment), not to enter into any agreement or arrangement with the Key Companies or not to do business with the Key Companies.
               As used herein, the term “Competitive Business” shall mean any business: (1) that is competitive with any business (A) which was conducted by the Company or any of its affiliated companies on the date of termination of Executive’s employment hereunder or (B) which, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting or was actively pursuing a plan to conduct; and (2) from which the Company
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and such affiliated companies derive (or reasonably expect to derive) annual revenues of not less than $1,000,000. As used herein, the term “Competitive Market Area” shall mean any geographic market area (1) if the Company or any of its affiliated companies conducted business in such geographic market area during the Employment Period or on the date of termination of Executive’s employment hereunder, or (2) if, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting business in such geographic market area or was actively pursuing a plan to conduct business in such geographic market area.
               The Executive agrees and acknowledges that a portion of the consideration to be paid by the Company to the Executive pursuant to this Agreement is in consideration of the covenants under this Section 7 and that such consideration is fair and adequate, even though the Executive will not receive any severance compensation in the event she terminates her employment with the Company other than for Good Reason or the Company terminates her employment for Cause. The Executive acknowledges and agrees that any breach or anticipatory breach by her of any of the provisions of this Section 6 would cause the Company irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach without the necessity of showing irreparable injury (and the Executive hereby consents to the issuance thereof without bond by a court of competent jurisdiction).
     8. Confidential Information.
          The Executive acknowledges that during the course of her employment with the Company she will have access to trade secrets, confidential and proprietary information and know-how of the Key Companies (“Confidential Information”). Except in the ordinary course of properly performing her duties for the Company, the Executive shall not at any time, without the Company’s prior written consent while employed or after termination of her employment, disclose, communicate or divulge, or use for the benefit of herself or of any third party, any of the Confidential Information of the Company. In the event the Executive learns during her employment with the Company any trade secrets, confidential or proprietary information or know-how of any customer, supplier or contractor of the Key Companies, the Executive shall maintain the confidence of such information.
     9. Return of Materials.
          Upon termination of the Executive’s employment for any reason, the Executive shall promptly deliver to the Company or, with the Company’s consent, destroy all documents and other materials in the Executive’s possession or custody (whether prepared by the Executive or others) that the Executive obtained from the Key Companies or a customer, supplier or contractor of the Key Companies during the Employment Period and which relate to the past, present or anticipated business and affairs of the Key Companies, including without limitation, any Confidential Information.
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     10. Enforceability.
          If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.
     11. Legal Expenses.
          The Company shall pay the Executive’s reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under any other agreements, arrangements or understandings regarding Executive’s employment with the Company (including, without limitation, all agreements, arrangements and understandings regarding bonuses, Equity-Based Incentives, employee benefits or other compensation issues) if either a court of competent jurisdiction or an arbitrator shall render a final judgment or an arbitrator’s final decision in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication or arbitration that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated. For purposes of this Section 11, the phrase “reasonable fees for legal and other related expenses” shall mean only the reasonable fees incurred by the Executive for legal and other related expenses, to the extent and only to the extent to which either (a) the reimbursement or payment of such fees and expenses by the Company does not constitute “compensation” within the meaning of that word where it appears in the phrase “a legally binding right during a taxable year to compensation” in the first sentence of Treas. Reg. § 1.409A-1(b)(1); or (b) the reimbursement or payment of such fees and expenses by the Company is a settlement or award resolving bona fide legal claims based on wrongful termination, employment discrimination, the Fair Labor Standards Act, or worker’s compensation statutes, including claims under applicable Federal, state, local, or foreign laws, or for reimbursements or payments of reasonable attorneys fees or other reasonable expenses incurred by a service provider related to such bona fide legal claims described in Treas. Reg. § 1.409A-1(b)(10).
     12. Notices.
          All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at her primary residence, or at such other place as the Executive may from time to time designate in writing, or by personal delivery to the Executive, or by facsimile to the Executive with oral confirmation of her receipt and with a copy immediately sent to the Executive by first class U.S. Mail, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery to the Chief Executive Officer of the Company, or by facsimile to the Chief Executive Officer with oral confirmation of her receipt and with a copy immediately sent to the Chief
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Executive Officer by first class U.S. Mail, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon personal delivery, the mailing thereof or delivery to an overnight courier for delivery the next business day, or the oral confirmation of receipt by facsimile, except for a notice of change of address, which will not be effective until receipt, and except as otherwise provided in Section 5(a) hereof.
     13. Waivers.
          No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.
     14. Headings; Other Language.
          The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word “or” is used in the inclusive sense and the words “including,” “includes,” and “included” shall not be limiting. As used herein, the term “Subsidiary” shall mean any corporation or other entity the voting equity of which the Company or another Subsidiary holds at least fifty percent.
     15. Withholding and Timing of Payments.
          The Executive acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings. Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Executive’s taxable income under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a) (2) (B) of the Internal Revenue Code, then any such payment that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service shall be accumulated and paid on the date that is six months after the date of Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in the Executive’s taxable income under Section 409A of the Internal Revenue Code.
     16. Counterparts.
          This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.
     17. Agreement Complete; Amendments.
          This Agreement, together with the Exhibits hereto, the agreements referred to herein, and the instruments, agreements, plans, resolutions and other documents pursuant to which any Equity-Based Incentives are held (now or in the future) by the Executive, constitutes the entire
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agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto, provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.
     18. Benefit of the Successors and Permitted Assigns of the Respective Parties Hereto.
          This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided, however, in the event of the sale, merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company’s assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provisions of this Agreement; and provided, further, this Agreement shall inure to the benefit of the Executive’s estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 18, the Company shall not be required to take all actions necessary to insure that a buyer, survivor, transferee or transferees of the Company’s assets (“Transferee”) are bound by the provisions of this Agreement and such Transferee shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to her of all amounts which are or may become payable to her hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to her in accordance with the terms hereof, in each case as if the Executive had been terminated without Cause in anticipation of a Change in Control.
     19. Governing Law.
          This Agreement will be governed and construed in accordance with the laws of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflicts of laws principles which would cause the application of the domestic substantive laws of any other jurisdiction.
     20. Survival.
          The covenants, agreements, representations, warranties and provisions contained in this Agreement that are intended to survive the termination of the Executive’s employment hereunder and the termination of the Employment Period shall so survive such termination.
     21. Interpretation.
          The terms of this Agreement shall be construed and administered in a manner calculated to avoid the inclusion of any amount in Executive’s gross income under Code Section 409A, and
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any provisions regarding the timing of payments shall have an effective date of August 1, 2005, as required by Code Section 409A.
          The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or her counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.
          IN WITNESS WHEREOF, the parties have executed this Agreement, this 22nd day of October, 2008.

THE PARENT: KEY ENERGY SERVICES, INC.
By:	/s/ RICHARD J. ALARIO
Richard J. Alario
Chairman, President, and Chief Executive Officer

THE COMPANY: KEY ENERGY SHARED SERVICES, LLC
By:	/s/ KIM B. CLARKE
Kim B. Clarke
Vice President- Human Resources

THE EXECUTIVE:
/s/ KIMBERLY R. FRYE
Kimberly R. Frye

Amended and Restated Employment Agreement
of Kimberly R. Frye

EXHIBIT A
Company Paid Coverages
1. Medical and Dental Plan. Comprehensive medical and dental plans available to the Company’s senior management, pursuant to which all medical and dental expenses incurred by the Executive, her spouse and her children will be reimbursed by the Company, through insurance or, in the absence of insurance, directly by the Company, so that the Executive has no out-of-pocket cost with respect to such expenses.
2. Director and Officer Liability Insurance.
3. Voluntary annual physicals at the Executive’s option while employed, with a report by the examining physician, if requested, to the Board regarding the Executive’s ability to perform job related functions.
Amended and Restated Employment Agreement
of Kimberly R. Frye

EXHIBIT B
Definition of “Change in Control” of the Parent
          The occurrence of any of the following shall constitute a “Change in Control” of Key Energy Services, Inc. (referred to herein in Exhibit B as the “Company”):
          (a) If any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as from time to time in effect (the “Exchange Act”), or any successor provision), other than the Company, becomes the beneficial owner directly or indirectly of more than fifty percent (50%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;
          (b) If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the Exchange Act, and any person (as defined in Section 3(a)(9) of the Exchange Act, or any successor provision), other than the Company, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, if after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision);
          (c) If the stockholders or the Board approve any consolidation or merger of the Company (i) in which the Company is not the continuing or surviving corporation unless such merger is with a Subsidiary at least fifty percent (50%) of the Voting Power of which is held by the Company or (ii) pursuant to which the holders of the Company’s shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company;
          (d) The stockholders or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;
          (e) Upon the election of one or more new directors of the Company, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election
          As used in this definition of “Change in Control,” “Common Stock” means the Common Stock, or if changed, the capital stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company’s stockholders after the distribution to any holders of capital stock with preferential rights.
Amended and Restated Employment Agreement
of Kimberly R. Frye